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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ross Technology, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-00920) on Form S-8 of Ross Technology, Inc. of our report dated July 7, 1998 relating to the consolidated balance sheets of Ross Technology, Inc. and subsidiary as of March 30, 1998 and March 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended March 30, 1998 and the related schedule, which report appears in the March 30, 1998 annual report on Form 10-K of Ross Technology, Inc.

Our report dated July 7, 1998, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, and has announced its intention to begin an orderly shutdown of its operations, which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                       /s/ KPMG PEAT MARWICK LLP
                                                       -------------------------
                                                       KPMG PEAT MARWICK LLP


Austin, Texas
July 13, 1998